Exhibit 99.2

@NFX is periodically published to keep shareholders aware of current operating activities at Newfield. It may include estimates of expected production volumes, costs and expenses, recent changes to hedging positions and commodity pricing.

October 25, 2006

This edition of @NFX includes:

Operations Update:

-	Recent Woodford Shale update; Gathering agreement with MarkWest; Woodford rig count to increase to 12-13 by year-end ‘06; Mid-Continent region reaches record production of 150 MMcfe/d net.

-
NFX/XOM South Texas joint venture progress; Sarita B-75 logs >400’ of gas pay in deeper sands with 20 MMcf/d initial production; Additional drilling planned under JV in Monte Christo and La Reforma Fields; New field discovery in Val Verde.

-	2007 deepwater program now visible; Wrigley completion late ’06, first production early ’07; 3-5 exploratory wells in ’07 provide >600 Bcfe net unrisked reserve exposure.

-	Successful 20-acre infill pilot program at Monument Butte Field.

-
Update on international developments, including Grove in U.K. North Sea, Abu Field offshore Malaysia and CFD 12-1/12-1 S in Bohai Bay, China; International production from 6.5 BCFE in ’06 to more than 40 BCFE in ‘07.

Third Quarter and Year-to-Date Drilling Activity:

Third Quarter 2006 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent*	38	20	58	2
Rocky Mount.	45	1	46	2
Onshore GC	20	3	23	4
Gulf of Mexico	4	–	4	–
International	2	–	–	–
Total:	109	24	131	8
*This Mid-Continent drilling activity report includes coal bed methane wells.

Year-to-date 2006 Drilling Activity

	NFX Operated	Non Operated	Gross Wells	Dry Holes
Mid-Continent*	191	88	279	4
Rocky Mount.	155	5	160	5
Onshore GC	56	11	67	14
Gulf of Mexico	20	4	24	4
International	5	–	–	1
Total:	427	108	530	28
(*This Mid-Continent drilling activity report includes coal bed methane wells, excludes recent 15 development wells in Bohai Bay.)

Focus Area Updates

MID-CONTINENT
During the first nine months of 2006, Newfield has spud 78 company-operated wells and is currently operating 17 drilling rigs (excluding the Cherokee Basin Coal Bed Methane). There are 69 operated wells that have been completed or are in various states of completion.

The Woodford Shale Play
We continue to have excellent results from our development drilling program in the Woodford Shale Play. Newfield is the largest acreage holder and the most active driller. To date, we have drilled 139 wells and amassed more than 125,000 net acres (more than 350,000 gross acres).

Drilling activity is increasing and we have 11 operated rigs active in the Woodford, of which 8 are drilling horizontal wells. Plans are in place to increase the horizontal rig count to 12-13 operated rigs by year-end ’06. Plans include increasing the Newfield-operated rig count to as many as 20 rigs by year-end 2007. Newfield expects to spud up about 155 horizontal wells in 2007.

Year-to-date, we have drilled and completed 40 operated wells, of which 23 are horizontals and are now producing. We have spud 35 horizontal wells. (19 of the 23 producing horizontal wells tested at more than 2 MMcfe/d). Current gross operated daily production is approximately 65 MMcfe/d, of which nearly 40 MMcfe/d is coming from recent horizontal wells.

In September, we signed an agreement with MarkWest Energy Partners to construct and operate gathering pipelines and related facilities associated with the development of the Woodford Shale Play. MarkWest will reimburse Newfield for its gathering infrastructure installed to date. MarkWest plans to invest up to $175 million by the end of 2007 and up to $350 million over the next four years to build gathering infrastructure across a four-county region covering about 200-square miles. The system will support Newfield's rapid expansion in the play and will be designed to provide low-pressure gathering, compression, dehydration and treating services. The infrastructure will include more than 400 miles of large diameter pipeline and 100,000 horsepower of compression to provide takeaway capacity of more than 500 MMcf/d. The initial term of the agreement is 15 years with an option to renew.

Production from our Mid-Continent region recently reached a new record of 150 MMcfe/d (net). Production growth is expected to exceed 25% in 2006.

Background: When NFX announced its “Gas Mining Strategy” in March 2003, daily net production was approximately 63 MMcfe/d. Since January 1, 2003, Newfield has recorded a net daily production compound annual growth rate of 27%.

Texas Wash Play
We are currently operating five drilling rigs in the Stiles Ranch Field - a prolific Wash Play in the Texas Panhandle. Current gross operated daily production in the Texas Wash Play is nearly 60 MMcfe/d.

Recent drilling refinements are expected to decrease drilling days and improve economics. Two of the rigs were built to be “skidded” for directionally drilling multiple wells from common well site pads on 40-acre spacing. In addition, the wells will be simultaneously fracture stimulated from a central fracture stimulation pad. For 2006, we anticipate drilling 35 to 40 operated wells in the Texas Wash. Newfield has a 100% working interest in Stiles Ranch.

ONSHORE GULF COAST
During the first three quarters, the onshore Gulf Coast team has drilled 46 successful wells out of 61 attempts. We have drilled 10 exploration wells, of which five were successful. This region has been running eight drilling rigs with three outside operated rigs.

Sarita Field Area, South Texas
We continue to have success with our joint venture in South Texas with ExxonMobil. Covering 52,000 acres with nearly half of that acreage in the prolific Sarita Field, new production under this joint venture is now approximately 50 MMcf/d from seven producing wells.

The recent B-75 well was drilled to 17,500’ and logged more than 500’ of gas pay. The well is producing nearly 20 MMcf/d from these deeper sands and shallow completion targets remain uphole. We are currently drilling the B-78 well as an offset to the B-75. The B-78 has logged approximately 250’ of net pay to date in intermediate sections and continues to drill toward deeper targets.

We are adding a third rig to drill in the Sarita Field area during November, and we expect to operate three rigs throughout 2007. A three-rig program will allow us to drill more than 15 wells in 2007 and grow gross production to more than 100 MMcf/d.

We are planning drilling operations in two other fields covered under this joint venture -- Monte Christo and La Reforma. We plan to spud the first Monte Christo well, the Johnson-79, in late November.

Val Verde Basin
Gross production in the Val Verde Basin is more than 70 MMcfe/d. We drilled three successful wells out of six attempts in the Val Verde Basin during the third quarter. These successes included the Poulter 3505, which tested at 4.5 MMcf/d.

We plan to drill two more wells on data obtained in our Mayfield Ranch 3-D shoot. We also plan to drill an additional well from a new Four Mills 3-D seismic shoot completing in the fourth quarter.

GULF OF MEXICO
We have had good drilling success recently in the shallow water Gulf of Mexico this year. Year-to-date, we are 17 for 20 with our operated drilling program and 17/22 in total. We are 12/12 with development drilling and 5/10 in exploration. Based on recent success, we have significant production expected from the new projects below.

Project	Estimated 1st Production	Net, MMcfed

WC 291	November 2006	2.1
WD 133	December 2006	15.0
WD 152	December 2006	1.4
WC 590	December 2006	3.2
VR 215	December 2006	5.0
GI 3	December 2006	9.0
ST 299	January 2007	6.2
WC 176	January 2007	5.6
HI 353	January 2007	3.6
SS 269	January 2007	3.6
MP 138	April 2007	6.9
WC 593	June 2007	4.7
WC 193	June 2007	2.3

Total		68.6

Deep Shelf, Eugene Island 182: 2005 discovery, now producing 17 MMcfe/d. Newfield has a 67% interest.

Traditional Shelf, High Island A366: recent success. The first delineation well was drilled to 8,548' and logged 127' of pay in 5 sands. This will be a 2-well development with first production expected in January 2007. Newfield has a 50% interest.

Deepwater
Our activity in the deepwater Gulf of Mexico is expected to increase in 2007. During the year, we plan to drill up to five wildcats that will expose us to more than 600 Bcfe of net reserve potential. These prospects range from lower risk prospects that would be developed utilizing existing infrastructure to higher risk, standalone, sub-salt prospects.

Below is an update on recent projects and prospects:

Wrigley - We expect to receive a rig for our Wrigley completion in November, keeping us on schedule for first production in the first quarter of 2007. The field is expected to produce in excess of 50 MMcfe/d (gross). We operate with a 50% interest.

Rigel - This well is producing approximately 95 MMcfe/d (gross). It came on-line in March 2006 and has made nearly 20 BCF (gross). We have a 25% interest.

1st Quarter 2007: We are finalizing an agreement that will give us a three-slot window on a deepwater floater. This will allow us to drill two other prospects. We sold down a 20% interest in one and now have an 80% operated interest. The first well with this rig should begin drilling in the first quarter of 2007.

2nd Quarter 2007: We plan to drill our Fastball delineation well at Viosca Knoll 1003. This well will appraise a 1999 discovery which found pay in multiple intervals. The well will be drilled to approximately 12,500’ and is located in 5,000’ of water. First production is expected in early 2008. Newfield has a 67% interest in the Fastball development.

4th Quarter 2007: We expect to test our Lyell Prospect late next year or early in 2008. The Lyell prospect was the second highest bid in the Gulf of Mexico lease sale held in March ‘06. We recently sold half of our interest in Lyell to another company in exchange for a carry. We now have a 25% interest in Lyell. The Lyell prospect is adjacent to the Knotty Head and Tahiti prospects.  We are also planning to delineate our Anduin discovery (2005), located at Mississippi Canyon 754/755. We are refining geophysical data and planning an appraisal well here in 2007. We have a 37.5% interest.

ROCKY MOUNTAINS
Current production is approximately 10,000 BOPD (gross) and approximately 165 wells are shut-in due to regional marketing/refining issues. Inventory in the Monument Butte Field is about 400,000 barrels and refinery shipments in September averaged 11,200 BOPD.

In mid-2006, we conducted a nine-well, 20-acre infill pilot program in the Monument Butte Field. Initial production from the wells exceeded expectations with an averaged 65 BOPD per well after approximately three months of production. Reduced well spacing could ultimately add more than a 1,000 additional locations and up to 100 MMBbls of additional reserves (gross).

The Bureau of Land Management has recently approved permits for our Horseshoe Bend project. We will spud the first of five wells on this acreage in November.

INTERNATIONAL
The Grove #5 in U.K. North Sea flares during testing at more then 50 MMcfe/d on October 24. This is the second producing well in the central fault block. The first well, #4, was completed and tested in 2005 at 25 MMcfe/d.

Grove Development -- North Sea
A production platform for the Grove development has been installed as has a pipeline that is scheduled to be tied to the platform and the host Markham facility in November. The rig will tie the three producing wells to the new facility and production is expected to begin in December 2006.

Our first well in the Grove Field, the #4, tested at more than 25 MMcfe/d. On October 25, we tested the #5 well at more than 50 MMcfe/d. The third producing well will be the #7 and it will be drilled and completed after we finish completion of the #5. These are high-rate wells and the field will ramp up to 60 MMcf/d and nearly 1,000 BCPD around year-end.

We announced in September an agreement with Sojitz Corporation relating to our Southern Gas Basin exploration and development program. Under the agreement, Sojitz will participate in the ongoing development of the Grove Field and the 2007 exploration and appraisal drilling program. This consists of the West Cutter Prospect, the Seven Seas Discovery and two wells planned in the West Sole Area under our existing agreement with BP. Sojitz will earn 15% of Newfield's interest in the Grove Field and 20% of Newfield's interest in the West Cutter, Seven Seas and West Sole Area Prospects. This transaction is valued at approximately $100 million.

Offshore Peninsular Malaysia - PM 318/PM 323
We have two field developments underway on our shallow water Block 318 - the Abu and Puteri Fields.

The 2,100 ton topside installed during October for the Abu field development. Full-rate will be reached in early 2007 when production should ramp up to 15,000 -- 18,000 BOPD (gross).

Abu development: The topsides have been installed. Construction of the Floating, Storage and Offloading vessel (FSO) is nearing completion and should be delivered in November. We have a rig in the field drilling and completing wells and first production is expected by year end. We will reach full-rate in early 2007 when production should ramp up to 15,000 -- 18,000 BOPD (gross). Newfield has a 50% interest in Abu and production is expected in early 2007.

Puteri development: We are fabricating a production facility for the field and expect first production in late 2007 of about 8,000 BOPD gross. We have a 50% interest in Puteri.

In PM 323, we have several oil fields under development. Facilities for our East Belumut and Chermingat Fields will be fabricated in 2007 and development drilling will commence in late 2007. We expect to add about 15,000 BOPD of gross oil from these fields by mid-2008.

Deepwater Block 2C, Malaysia
We expect to spud our Talang Prospect in November 2006. The prospect was developed using, among other things, an electromagnetic survey interpretation. The well has a dry hole cost estimate of about $23 million and is expected to take about 45 days to drill. We have a 60% operated interest in Block 2C. We expect results from this well at year-end.

Bohai Bay, China
Last week, we announced first oil production from our CFD 11-6/CFD 12-1S fields in Bohai Bay, China. These fields, now operated by Anadarko, are producing from 10 wells at a current rate of more than 14,000 BOPD and gross production is expected to ramp up to 22,000 BOPD from about 20 wells in mid-2007. Newfield will have about 20% of the gross oil through cost recovery of the exploration cost pool.

The CFD 11-6 and CFD 12-1S fields have been unitized and straddle blocks 04/36 and 05/36. The project consists of a core-area gathering platform and two smaller unmanned satellite platforms, which are tied back approximately 13 kilometers to an FPSO.

Although the fields are on production, we expect to drill additional development wells in the years ahead.

In the Pearl River Mouth Basin blocks 17/08 and 16/05, we are acquiring 3-D surveys to better define structures in the region. We anticipate having the first 200 square kilometer 3-D survey in 17/08 completed by the end of October. The second 200 square kilometer 3-D survey in 16/05 will follow.

Also Pre-Stack Depth Migrated (PSDM) seismic and Pre-Stack Time Migration (PSTM) seismic reprocessing of an existing 900 square kilometer 3-D survey in 17/08 continues. These advanced analytical and research tools provide high resolution and very accurate data that will enhance our exploration operations. We expect this seismic work to complete in January 2007.

Major offshore development projects in the North Sea, Malaysia and China will significantly increase Newfield’s production in 2007.

Fourth Quarter 2006 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2006 is expected to be 53 - 55 Bcf (582 - 587 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent production, after basis differentials, transportation and handling charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the fourth quarter of 2006 is expected to be 2.3 - 2.5 million barrels (26,100 - 26,300 BOPD). Newfield expects to produce approximately 5,400 BOPD from its international operations offshore Malaysia and China. The timing of international liftings and the availability of refining capacity for our Monument Butte oil production may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $11 - $13 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from our operations in Malaysia typically sells at a $3.75 - $4.25 discount to Tapis Blend. Initial oil production from our operations in China is expected to sell for a $15 - $18 per barrel discount to WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE in the fourth quarter is expected to be $106 - $118 million, which includes approximately $40 million of continuing hurricane related expenses resulting from the 2005 storms. A substantial portion of this amount ($34 million) was received and recorded as a reduction to LOE in the third quarter of 2006. Excluding these charges, LOE is expected to be $1.01 - $1.11 per Mcfe in the fourth quarter of 2006. Production and other taxes in the fourth quarter of 2006 are expected to be $21 - $23 million ($0.31 - $0.35 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity prices, tax rates, service costs, the costs of goods and materials and workover activities.

General and Administrative Expense G&A expense for the fourth quarter of 2006 is expected to be $33 - $37 million ($0.49 - $0.54 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 - $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2006 is expected to be $21 - $23 million ($0.31 - $0.35 per Mcfe). As of October 24, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of four separate issuances of notes that in the aggregate total $1.2 billion in principal amount. Capitalized interest for the fourth quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2006 to be about 35 - 39%. About 65-70% of the tax provision is expected to be deferred.

Please see the tables below for our complete hedging positions.

NATURAL GAS HEDGE POSITIONS

The following hedge positions for the fourth quarter of 2006 and beyond are as of October 24, 2006:

Fourth Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
13,810 MMMBtus	$9.16	—	—	—	—
16,490 MMMBtus	—	—	$9.16 — $12.74	$9.00 — $9.50	$11.00 — $15.40
1,600 MMMBtus	—	$7.35	—	$7.35	—

First Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
8,220 MMMBtus	$10.00	—	—	—	—
29,640 MMMBtus	—	—	$9.24 — $13.15	$9.00 — $10.00	$11.00 — $15.75

Second Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
23,980 MMMBtus	$8.90	—	—	—	—
17,280 MMMBtus	—	—	$6.86 — $8.80	$6.50 — $8.00	$8.23 — $10.15

Third Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
24,270 MMMBtus	$8.92	—	—	—	—
14,730 MMMBtus	—	—	$6.84 — $8.79	$6.50 — $8.00	$8.23 — $10.15

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
8,060 MMMBtus	$8.94	—	—	—	—
7,600 MMMBtus	—	—	$7.30 — $9.95	$6.50 — $8.00	$8.23 — $12.40

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
4,550 MMMBtus	—	—	$8.00 — $11.70	$8.00	$11.15 — $12.40

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX gas prices, net of premiums paid for these contracts (in millions).

	Gas Prices
	$5.00	$6.00	$7.00	$8.00	$9.00
2006
4th Quarter	$128	$96	$64	$33	$3
Total 2006	$128	$96	$64	$33	$3

2007
1st Quarter	$165	$127	$89	$51	$13
2nd Quarter	$126	$84	$48	$21	$(8)
3rd Quarter	$122	$83	$49	$22	$(7)
4th Quarter	$49	$34	$19	$8	$(2)
Total 2007	$462	$328	$205	$102	$(4)

2008
1st Quarter	$14	$9	$5	$—	$—
Total 2008	$14	$9	$5	$—	$—

Approximately 30% of our natural gas production correlates to ANR/LA, 30% to Houston Ship Channel, 20% to Panhandle Eastern Pipeline and 10% to Columbia Gulf Transmission.

CRUDE OIL HEDGE POSITIONS

The following hedge positions for the fourth quarter of 2006 and beyond are as of October 24, 2006:

Fourth Quarter 2006
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
783,000 Bbls	$47.71	—	—	—	—
211,000 Bbls	—	—	$54.65 — $79.38	$50.00 — $60.00	$73.90 — $83.75
480,000 Bbls**	—	—	$44.69 — $62.21	$35.00 — $60.00	$50.50 — $80.00

First Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
240,000 Bbls	$45.22	—	—	—	—
150,000 Bbls	—	—	$55.50 — $80.41	$50.00 — $60.00	$77.10 — $83.25
870,000 Bbls**	—	—	$37.14 — $55.35	$32.00 — $60.00	$44.70 — $82.00

Second Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
241,000 Bbls	$45.29	—	—	—	—
151,000 Bbls	—	—	$55.48 — $80.40	$50.00 — $60.00	$77.10 — $83.25
879,000 Bbls**	—	—	$37.12 — $55.33	$32.00 — $60.00	$44.70 — $82.00

Third Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

Fourth Quarter 2007
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
122,000 Bbls	$63.40	—	—	—	—
152,000 Bbls	—	—	$55.46 — $80.40	$50.00 — $60.00	$77.10 — $83.25
888,000 Bbls**	—	—	$37.10 — $55.31	$32.00 — $60.00	$44.70 — $82.00

First Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Second Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Third Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

Fourth Quarter 2008
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.00 — $50.29	$32.00 — $35.00	$49.50 — $52.90

First Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
810,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Second Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
819,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Third Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

Fourth Quarter 2009
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
828,000 Bbls**	—	—	$33.33 — $50.62	$32.00 — $36.00	$50.00 — $54.55

First Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
900,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Second Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
909,000 Bbls**	—	—	$34.90 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Third Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

Fourth Quarter 2010
	Weighted Average			Range
Volume	Fixed	Floors	Collars	Floor	Ceiling
918,000 Bbls**	—	—	$34.91 — $51.52	$32.00 — $38.00	$50.00 — $53.50

**These 3-way collar contracts are standard crude oil collar contracts with respect to the periods, volumes and prices stated above. The contracts have floor and ceiling prices per barrel as per the table above until the price drops below a weighted average price of $29.23 per barrel. Below $29.23 per barrel, these contracts effectively result in realized prices that are on average $6.64 per barrel higher than the cash price that otherwise would have been realized.

The following table details the expected impact to pre-tax income from the settlement of our derivative contracts, outlined above, at various NYMEX oil prices, net of premiums paid for these contracts (in millions).

	Oil Prices
	$50.00	$52.00	$54.00	$56.00	$58.00	$60.00
2006
4th Quarter	$1	$(2)	$(5)	$(7)	$(9)	$(12)
Total 2006	$1	$(2)	$(5)	$(7)	$(9)	$(12)

2007
1st Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
2nd Quarter	$—	$(2)	$(4)	$(7)	$(9)	$(11)
3rd Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
4th Quarter	$3	$1	$(1)	$(3)	$(5)	$(7)
Total 2007	$6	$(2)	$(10)	$(20)	$(28)	$(36)

2008	$(2)	$(7)	$(13)	$(20)	$(26)	$(33)

2009	$(1)	$(6)	$(12)	$(19)	$(25)	$(32)

2010	$—	$(4)	$(9)	$(17)	$(24)	$(31)

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

**The statements set forth in this publication regarding estimated or anticipated fourth quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will return to pre-storm levels. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.